Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

Ashmore Funds:

We consent to the use of our report, dated December 23, 2011, incorporated by reference herein and to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

Chicago, Illinois

February 27, 2012